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                                                                 EXECUTION COPY

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                       RESTATED ASSET PURCHASE AGREEMENT


                    dated as of the 6th day of October, 1997

                                 by and between


                      ADVANCED COMMUNICATIONS GROUP, INC.
                                  (PURCHASER)

                                      and

                         ADVANCED COMMUNICATIONS CORP.
                                   (OLD ACG)


                                      and

                       SWITCHBOARD OF OKLAHOMA CITY, INC.
                                    (SELLER)

                                      and

                 MARK BEALL, DONALD HUNTER, CHARLES JOHNSON AND
          JAMES HUNTER, AS ATTORNEY-IN-FACT FOR JAMIE HUNTER, A MINOR
                                 (SHAREHOLDERS)


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

                               TABLE OF CONTENTS


1.  DEFINITIONS...............................................................2

2.  PURCHASE AND SALE; CLOSING; SECTION 351 EXCHANGE PLAN.....................9
    2.1   Purchase and Sale of Purchased Assets...............................9
    2.2   Assumption of Liabilities..........................................10
    2.3   Purchase Price.....................................................10
    2.4   Allocation of Purchase Price.......................................10
    2.5   Post-Closing Adjustment............................................10
    2.6   Section 351 Exchange Plan..........................................11
    2.7   Closing............................................................11

3.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE
    SELLER AND THE SHAREHOLDERS..............................................12
    3.1   Due Organization...................................................12
    3.2   Authority..........................................................12
    3.3   Equity Interests in the Seller.....................................12
    3.4   Subsidiaries.......................................................12
    3.5   Financial Statements...............................................13
    3.6   Liabilities and Obligations........................................13
    3.7   Accounts and Notes Receivable......................................14
    3.8   Permits and Intangibles............................................14
    3.9   Environmental Matters..............................................15
    3.10  Personal Property..................................................15
    3.11  Significant Customers; Material Contracts and Commitments..........16
    3.12  Real Property......................................................16
    3.13  Insurance..........................................................17
    3.14  Intellectual Property..............................................17
    3.15  Labor Relations....................................................18
    3.16  Employee Benefits..................................................18
    3.17  Tax Matters........................................................19
    3.18  Prior or Preferential Rights.......................................20
    3.19  Sufficiency of Assets..............................................20
    3.20  Conformity with Law; Litigation....................................20
    3.21  No Violations......................................................21
    3.22  Government Contracts...............................................21
    3.23  Absence  of Changes................................................21
    3.24  Disclosure.........................................................22

                                      -i-

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    3.25  Prohibited Activities..............................................23
    3.26  Draft Registration Statement.......................................23
    3.27  Tax Matters........................................................23

4.  REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE
    PURCHASER AND OLD ACG....................................................23
    4.1   Due Organization...................................................23
    4.3   Capital Stock......................................................24
    4.4   Transactions in Capital Stock, Organization Accounting.............24
    4.5   Subsidiaries.......................................................24
    4.6   Financial Statements...............................................24
    4.7   Liabilities and Obligations........................................25
    4.8   Conformity with Law; Litigation....................................25
    4.9   No Violations......................................................25
    4.10  Business; Real Property; Material Agreement........................26
    4.11  Tax Matters........................................................26
    4.12  Draft Registration Statement.......................................26

5.  OTHER COVENANTS PRIOR TO CLOSING.........................................27
    5.1   Access and Cooperation; Due Diligence; Audits......................27
    5.2   Conduct of Business Pending Closing................................28
    5.3   Prohibited Activities..............................................28
    5.4   Exclusivity........................................................29
    5.5   Notice to Bargaining Agents........................................30
    5.6   Notification of Certain Matters....................................30
    5.7   Amendment of Schedules.............................................30
    5.8   Bulk Sales Laws....................................................31
    5.9   Transfer Taxes and Recording Fees..................................31
    5.10  Certain Provisions Relating to Consents............................31
    5.11  Further Assurance..................................................32
    5.12  Survival...........................................................32

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER........................32
    6.1   Representations and Warranties Performance of Obligations..........32
    6.2   Satisfaction.......................................................33
    6.3   No Litigation......................................................33
    6.4   Opinion of Counsel.................................................33
    6.5   Consents and Approvals.............................................33
    6.6   No Material Adverse Change.........................................33
    6.7   Secretary's Certificates...........................................33

                                      -ii-

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    6.8   Closing of IPO.....................................................33
    6.9   Employment Arrangements............................................33

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER.....................34
    7.1   Representations and Warranties; Performance of Obligations.........34
    7.2   No Litigation......................................................34
    7.3   No Material Adverse Effect.........................................34
    7.4   Shareholders' Releases.............................................34
    7.5   Satisfaction.......................................................34
    7.6   Termination of Related Party Agreements............................34
    7.7   Opinion of Counsel.................................................35
    7.8   Consents and Approvals.............................................35
    7.9   FIRPTA Certificate.................................................35
    7.10  Closing of IPO.....................................................35

8.  COVENANTS OF THE PURCHASER WITH THE SELLER AND THE
    SHAREHOLDERS AFTER CLOSING...............................................35
    8.1   Release From Guarantees............................................35
    8.2   Employment.........................................................35
    8.3   Health and Welfare Benefits........................................37
    8.4   Change of Name.....................................................38
    8.5   Compliance with the Hart-Scott-Rodino Antitrust Improvements
          Act of 1976 (the "Hart-Scott Act").................................38

9.  TERMINATION OF AGREEMENT.................................................38
    9.1   Termination........................................................38
    9.2   Liabilities in Event of Termination................................39
    9.3   Retention of Prepayment............................................39

10. NONDISCLOSURE OF CONFIDENTIAL INFORMATION................................39
    10.1  The Shareholders and the Seller....................................39
    10.2  The Purchaser......................................................40
    10.3  Damages............................................................40
    10.4  Survival...........................................................40

11. NONCOMPETITION...........................................................41
    11.1  Prohibited Activities..............................................41
    11.2  Damages............................................................42
    11.3  Reasonable Restraint...............................................42
    11.4  Severability, Reformation..........................................42

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    11.5  Independent Covenant...............................................42
    11.6  Materiality........................................................42

12. GENERAL..................................................................42
    12.1  Cooperation........................................................42
    12.2  Successors and Assigns.............................................43
    12.3  Entire Agreement...................................................43
    12.4  Counterparts.......................................................43
    12.5  Brokers and Agents.................................................43
    12.6  Expenses...........................................................43
    12.7  Notices............................................................44
    12.8  Governing Law......................................................45
    12.9  Exercise of Rights and Remedies....................................45
    12.10 Time...............................................................45
    12.11 Reformation and Severability.......................................46
    12.12 Remedies Cumulative................................................46
    12.13 Captions...........................................................46
    12.14 Public Statement...................................................46
    12.15 Form of Payment....................................................46
    12.16 Receivables........................................................46
    12.17 Amendments and Waivers.............................................46

                       RESTATED ASSET PURCHASE AGREEMENT

    THIS RESTATED ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the 6th day of October, 1997, by and between ADVANCED COMMUNICATIONS GROUP, INC., a Delaware corporation organized in September 1997 ("Purchaser"), ADVANCED COMMUNICATIONS CORP., (formerly named Advanced Communications Group, Inc.), a Delaware corporation organized in June 1996 ("Old ACG"), SWITCHBOARD OF OKLAHOMA CITY, INC., an Oklahoma corporation ("Seller"), and each of MARK BEALL, DONALD HUNTER, CHARLES JOHNSON AND JAMES HUNTER, AS ATTORNEY-IN-FACT FOR JAMIE HUNTER, A MINOR (individually, a "Shareholder" and, collectively, the "Shareholders"), the owners of all the issued and outstanding shares of capital stock of Seller.

                                    RECITALS

         WHEREAS, the Seller is engaged in the business of reselling long-distance telephone services ("Business"); and

         WHEREAS, Old ACG has entered into agreements for, or negotiated the terms of, the acquisition by merger, asset purchase or stock purchase of ten companies (or interests therein) engaged in various aspects of the telecommunications industry ("Founding Companies") for voting capital stock and other consideration, including cash, one of such agreements being the Asset Purchase Agreement dated as of January 29, 1997, as amended, among Old ACG, Seller, and Shareholders (collectively, the "Original Agreement"); and

         WHEREAS, Old ACG intended to close the acquisition of the Founding Companies substantially contemporaneously with the consummation of an initial underwritten public offering of its common stock; and

         WHEREAS, the executive officers of Old ACG have determined that it is desirable for licensing and other regulatory purposes to restructure the acquisitions of the Founding Companies; and

         WHEREAS, as the initial step in the implementation of the restructured proposal, Old ACG formed Purchaser as a new Delaware corporation in September 1997 to serve as the vehicle for the acquisition of the Founding Companies substantially contemporaneously with the consummation of an initial underwritten public offering ("IPO") of Common Stock, $.0001 par value, of Purchaser ("Purchaser Stock") at the price to the public reflected in the final prospectus of Purchaser relating to the IPO ("IPO Price"); and

         WHEREAS, under the restructured proposal, contemporaneously with the consummation of the IPO and as part of a single transaction, the stockholders of the

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    Founding Companies, including Shareholders and Old ACG, will transfer, by stock or asset purchase or reverse triangular merger, the stock or substantially all the assets of certain companies and other assets in which they own an interest to Purchaser in exchange for voting capital stock of Purchaser and other consideration, including cash, voting stock, options, warrants, notes, convertible notes and other property of Purchaser, under circumstances that will constitute a tax-free transfer of property under
    Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder ("Code"), to the extent of their receipt of voting capital stock of Purchaser; and

         WHEREAS, substantially contemporaneously with the execution of this Agreement and in order to document the integrated Section 351 exchange plan contemplated herein, (a) Old ACG, the other Founding Companies, their stockholders and others are amending and restating their respective acquisition agreements; and (b) Purchaser and Old ACG are entering into a merger agreement pursuant to which Old ACG will become a wholly-owned subsidiary of Purchaser substantially contemporaneously with the consummation of the IPO; and

         WHEREAS, it is contemplated that prior to the consummation of the IPO, Old ACG will effect an approximately one-for-two reverse stock split, the exact magnitude of which will be dependent upon the ultimate post IPO valuation of Purchaser by the managing underwriters in the IPO and the anticipated IPO Price; and

         WHEREAS, the IPO, the acquisitions of the Founding Companies and Old ACG are described in the Registration Statement on Form S-1 of Purchaser (draft of October 2, 1997), a copy of which is attached to this Agreement as Annex I ("Draft Registration Statement"); and

         WHEREAS, Purchaser, Old ACG, Shareholders and the Seller desire to amend and restate the Original Agreement in its entirety and transform it into this Agreement; and

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

1.  DEFINITIONS

    Unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule, or annex attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement:

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    "Accounts Payable" as of any date means the sum of (i) the Seller's accounts and notes payable and (ii) the Seller's expenses incurred but not invoiced.

    "Accounts Receivable" as of any date means the sum of (i) the Seller's accounts and notes receivable and (ii) the Seller's revenues that are earned but not invoiced.

    "Affiliate" means, with respect to any specific Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Agreed Rate" means the prime rate of interest reported in The Wall Street Journal on the Closing Date.

    "Agreement" has the meaning set forth in the first paragraph of this Agreement

    "A/R Aging Reports" has the meaning set forth in Section 3.7.

    "Arbitration" has the meaning set forth in Section 2.5(ii).

    "Assumed Liabilities" refers to, collectively, all liabilities and obligations of the Seller (i) relating to accounts and notes payable arising in the ordinary course of the Business as of the Closing Date, (ii) arising after the Closing Date with respect to the performance of the terms of and the payment of all amounts due under the Contracts and the Leases, excluding any liability or obligation resulting from any breach, violation, failure to comply, act, omission, condition or circumstance with respect thereto prior to the Closing Date and (iii) relating to Employees and employee benefits to the extent specifically provided in Section 8.2.

    "Assumption Agreement" refers to the Assumption Agreement to be executed at Closing by the Purchaser.

    "Balance Sheet Date" has the meaning set forth in Section 3.5.

    "Base Price" and "Purchase Price" each means the aggregate amount of cash payable to the Seller by the Purchaser pursuant to Section 2.3(ii).

    "Bill of Sale" refers to the Bill of Sale to be executed at the Closing by the Seller.

    "Business" has the meaning set forth in the first recital to this Agreement.

    "Business Day" means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City.

    "Cash" as of any date means the sum of the Seller's collected cash and cash equivalents.

    "Charter Documents" means the Certificate of Incorporation, Articles of Incorporation or other instrument pursuant to which any corporation, limited liability company, partnership or other business entity that is a signatory to, or the subject of, this Agreement was formed or organized in accordance with applicable law.

    "Closing" has the meaning set forth in Section 2.7.

    "Closing Date" has the meaning set forth in Section 2.7.

    "Code" is defined in the sixth recital of this Agreement.

    "Contracts" means, collectively, the documents and other matters listed on
    Schedule 3.11.

    "Controlled Group Member" has the meaning set forth in Section 3.16(ii).

    "Disputed Matter" has the meaning set forth in Section 2.5(i).

    "Draft Registration Statement" has the meaning set forth in the ninth recital of this Agreement.

    "Effective Time" means 12:01 a.m. on the Closing Date.

    "Employees" has the meaning set forth in Section 8.2(i).

    "Employee Benefit Plan" means an Employee Pension Benefit Plan, Employee Welfare Benefit Plan (where no distinction is required by the context in which the term is used), or any compensation plan, incentive plan (whether or not stock related), bonus plan or fringe benefit plan.

    "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

    "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

    "Environmental Laws" has the meaning set forth in Section 3.9.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "Excluded Assets" means, collectively (i) any rights of the Seller or any of its Affiliates to any Tax refund with respect to periods prior to the Closing Date, (ii) any assets of any Employee Benefit Plan maintained by the Seller, (iii) any property, casualty, workers' compensation or other insurance policy or related insurance services contract relating to the Seller and any rights of Seller or any of its Affiliates under such insurance policy or contract, other than rights or proceeds under such insurance policies or contracts with respect to any Assumed Liability or any casualty affecting any of the Purchased Assets, (iv) any rights of the Seller under this Agreement or under any other agreement between the Seller and the Purchaser and (v) any assets, properties or rights of the Seller listed on Schedule A.

    "Excluded Liabilities" refers to, collectively, all obligations and liabilities of the Seller and its Affiliates, contingent or direct, known or unknown, other than the Assumed Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities include (i) any liability or obligation arising prior to, on or after the Closing Date in connection with any Excluded Asset, (ii) any liability or obligation arising prior to the Closing Date with respect to the Purchased Assets,
    (iii) any liability or obligation arising under any Environmental Law in connection with the ownership, use, maintenance or operation of any of the present or former facilities or properties of the Seller or any of its predecessors or otherwise in connection with the operation of the Business,
    (iv) any liability or obligation (whether assessed or unassessed) of the Seller or any of its Affiliates with respect to Taxes for any period prior to the Closing Date, (v) any liability or obligation with respect to any checks issued by the Seller prior to the Closing Date which are outstanding as of the Closing Date, (vi) any liability or obligation of the Seller with respect to employees or employee benefits not specifically assumed by the Purchaser pursuant to Section 8.2 and (vii) any liabilities listed on Schedule B.

    "Final Schedule" has the meaning set forth in Section 2.5(iii)

    "Founding Companies" has the meaning set in the second recital of this Agreement.

    "Hart-Scott Act" has the meaning set forth in Section 8.5.

    "Hazardous Wastes" and "Hazardous Substances" have the meanings set forth in Section 3.9.

    "IPO" has the meaning set forth in the fifth recital of this Agreement.

    "IPO Price" has the meaning set forth in the fifth recital of this Agreement.

    "Initial Disclosure Date" means November 30, 1996.

    "Intellectual Property" means all patents, trademarks, service marks, copyrights and applications therefor, all tradenames, brand names, logos, inventions, discoveries, improvements, processes, technologies, know-how, formulae, drawings, specifications, trade secrets, plans, computer software (including source codes and other documentation thereof), files, programs, notebooks and records, all other proprietary, technical and other information, data and intellectual property, and all licenses, Permits and other rights to use the foregoing, whether patentable or unpatentable, used or held for use in or associated with the ownership of the Purchased Assets, or the conduct of the Business (or, if the Seller does not own any such proprietary, technical or other information, data and intellectual property, a paid-up or royalty-free, irrevocable license, permit or other right to use the same), including, without limitation, the Intellectual Property described in Schedule 3.14.

    "IRS" or "Internal Revenue Service" means the Internal Revenue Service of the Department of the Treasury.

    "Leases" means all real and personal property leased by the Seller and used, useful or held for use in connection with the Business.

    "Liens" means all mortgages, liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind.

    "Material Adverse Effect" means a material adverse effect on the business, operations, affairs, prospects, properties, assets or condition (financial or otherwise) of a Person.

    "Material Documents" has the meaning set forth in Section 3.21.

    "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

    "November Balance Sheet" has the meaning set forth in Section 3.5.

    "Old ACG" has the meaning set forth in the first paragraph of this Agreement.

    "Old ACG Financial Statements" has the meaning set forth in Section 4.6.

    "Permit" means any permit, approval, authorization, license, franchise, variance, certificate of occupancy or permission required by a governmental authority under any applicable law.

    "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust or any incorporated organization.

    "Prepayment" has the meaning set forth in Section 2.3(iii).

    "Prohibited Activities" has the meaning set forth in Section 3.25.

    "Proscribed Business" has the meaning set forth in Section 11.1(i).

    "Purchased Assets" means all the Seller's assets associated with the Business or used, useful or held for use in connection with the operations historically conducted by Seller at or in conjunction therewith, all as the same may exist on the Closing Date, including, without limitation, the following:

    (i) all real property that is owned by the Seller, in each case together with all improvements, fixtures, construction in process and all other easements, rights and privileges appurtenant thereto and rights in respect thereof;

    (ii) all inventories of supplies and spare parts, all machinery, test equipment, computers, telephone systems, expendables, vehicles, furniture, file cabinets, office materials and other tangible personal property, including the items listed on Schedule 3.10;

    (iii)  all Intellectual Property and all accounts and notes receivable;

    (iv) all right, title and interest in, to and under all Contracts and Leases (including all options to renew or extend the term of such Leases or purchase all or any part of the leased property), subject in each case to the terms of such Contracts and Leases;

    (v) all books and records of the Business (including such books and records as are contained in computerized storage media), including books and records related to inventories, purchasing, accounting, sales, research, engineering, maintenance, repairs, marketing, banking, Intellectual Property, shipping records, personnel files for Transferred Employees and all files, records, literature and correspondence;

    (vi)   to the extent legally assignable, all Permits;

    (vii) to the extent any of the following relate to any Assumed Liability or any of the Purchased Assets: claims, deposits, prepayments, prepaid assets, refunds (excluding Tax refunds with respect to periods prior to the Closing Date), causes of action, rights of recovery, rights of setoff and rights of recoupment of the Seller as of the Closing

           Date, including all rights of the Seller under any property, casualty, workers' compensation or other insurance policy or related insurance services contract;

    (viii) any other tangible assets of the Seller which are used primarily in the Business and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the Business;

    (ix)   all goodwill associated with the Business;

    (x) all supplier lists, files, records and data relating to the Business;

    (xi) all customer lists, files, records and data relating to the Business;

    (xii) all capital expenditure plans and studies, engineering studies, accounting, real property, environmental, Tax, employment, health and safety, and other books, records, files, ledgers, documents and correspondence used or held for use in or associated with the operation of the Purchased Assets, the ownership of the Purchased Assets, or the conduct of the Business, other than Excluded Assets;

    (xiii) all rights to the use of the name Switchboard of Oklahoma City;

    (xiv) all rights under express or implied warranties from the providers of goods and services in connection with the operation of the Purchased Assets, the ownership of the Purchased Assets, or the conduct of the Business; and

    (xv) all cash and cash equivalents of the Seller (including for this purpose all collected funds and items in the process of collection received in bank accounts associated with the Seller);

    excluding in every instance all Excluded Assets.

    "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

    "Purchaser Charter Documents" has the meaning set forth in Section 4.1.

    "Purchaser Documents" has the meaning set forth in Section 4.9.

    "Purchaser Stock" has the meaning set forth in the fifth recital of this Agreement.

    "Return" means any return, report or statement (including any information return) required to be filed for purposes of a particular Tax.

    "Schedule" has the meaning set forth in Section 2.5(i).

    "Section 351 Exchange Plan" means the Section 351 Exchange Plan in the form of Annex II.

    "Seller" has the meaning set forth in the first paragraph of this Agreement.

    "Seller Financial Statements" has the meaning set forth in Section 3.5.

    "Shareholder" and "Shareholders" have the meanings set forth in the first paragraph of this Agreement.

    "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

    "Tax" or "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

    "Territory" has the meaning set forth in Section 11.1(i).

    "Transferred Employee" has the meaning set forth in Section 8.2(ii).

2.  PURCHASE AND SALE; CLOSING; SECTION 351 EXCHANGE PLAN

    2.1 Purchase and Sale of Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser will purchase from the Seller, and the Seller will sell, transfer, assign, convey and deliver to the Purchaser the Purchased Assets pursuant to the Bill of Sale.

    2.2 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser will assume and become responsible for all of the Assumed Liabilities pursuant to the Assumption Agreement.

    2.3 Purchase Price.

         (i) The total consideration to be provided by the Purchaser to the Seller for the Purchased Assets shall be the sum of the following items: (i) cash in the amount of the Base Price and (ii) the assumption of the Assumed Liabilities.

         (ii) Old ACG delivered to the Seller cash in the amount of $51,000 (the "Prepayment") in partial payment of the purchase price for the Purchased Assets, the receipt of which is acknowledged by the Seller. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller cash in the amount of $1,580,000.

    2.4 Allocation of Purchase Price. The Seller and the Purchaser agree to allocate the Purchase Price and the Assumed Liabilities among the Purchased Assets in accordance with Schedule 2.4. The parties agree to file all Tax reports, Returns and claims and other statements consistent with the allocation set forth on Schedule 2.4 (and in particular to report the information required by Section 1060(b) of the Code) in a manner consistent with such allocation and shall not make any inconsistent written statement or take any inconsistent position on any Returns, in any refund claim, during the course of any IRS or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise, so long as there exists a reasonable basis in law to maintain such position. Each party shall notify the other party if it receives notice that the IRS proposes any allocation different from Schedule 2.4.

    2.5 Post-Closing Adjustment.

         (i) As promptly as practicable following the Closing Date, but in no event later than 15 days following the Closing Date, the Seller shall prepare a schedule setting forth (i) the Seller's Cash as of the Closing Date, (ii) the Seller's Accounts Receivable as of the Closing Date and (iii) the Seller's Accounts Payable as of the Closing Date (the "Schedule"). A copy of the Schedule shall be delivered to the Purchaser. Representatives of the Purchaser shall have access to the Seller's books and records in order to verify the accuracy of the Schedule. The parties shall endeavor to resolve any disagreements relating to the Schedule within five days following its delivery to the Purchaser. If all disagreements relating to the Schedule cannot be resolved by the parties within the foregoing time period, all matters in dispute (collectively, the "Disputed Matter") shall be resolved by arbitration as set forth in Section 2.5(ii).

         (ii) Any Disputed Matter shall be promptly submitted to and reviewed by Deloitte & Touche LLP, or other nationally recognized independent accounting firm mutually acceptable to the Seller and the Purchaser ("Arbitrator"). The Arbitrator shall consider only the Disputed Matter and shall act promptly to resolve in writing the Disputed Matter. The Arbitrator's decision with respect to the Disputed Matter shall be final and binding on the Seller and the Purchaser. The Seller and the Purchaser shall each be responsible for and pay one-half of the fees and expenses of the Arbitrator. Each party shall be responsible for and pay its own expenses incurred in connection with the resolution of any Disputed Matter.

         (iii) As promptly as practicable following the first to occur of (x) an agreement between the Purchaser and the Seller with respect to the accuracy of the Schedule or (y) a decision by the Arbitrator with respect to the appropriate figures for inclusion in the Schedule (in either event, the "Final Schedule"), the following action shall be taken:

              (1) If the sum of the Accounts Receivable and the Cash reflected in the Final Schedule exceeds the Accounts Payable reflected therein, the amount of such excess, together with simple interest thereon from the Closing Date at the Agreed Rate (calculated on the basis of a 365-day year), shall be promptly remitted by the Purchaser to the Seller; or

              (2) If the Accounts Payable reflected in the Final Schedule exceed the sum of the Accounts Receivable and the Cash reflected therein, the amount of such excess, together with simple interest thereon from the Closing Date at the Agreed Rate (calculated on the basis of a 365-day year), shall be promptly remitted by the Seller to the Purchaser.

         (iv) The agreements and covenants in this Section 2.5 shall survive the Closing.

    2.6 Section 351 Exchange Plan. By executing this Agreement, each Shareholder is deemed to have approved and adopted the Section 351 Exchange Plan to the same extent as if he had subscribed his signature thereon and Seller is deemed to have approved and adopted the Section 351 Exchange Plan to the same extent as if a duly authorized officer of Seller had executed the
Section 351 Exchange Plan for and in the name of and on behalf of Seller.

    2.7 Closing. The closing of the transactions contemplated by this Agreement ("Closing") shall take place on or before January 31, 1998 on the date of the closing of the sale of shares of the Purchaser Stock in the IPO, or such other date as the parties hereto may designate (the "Closing Date"), at such place in New York City as the parties may mutually agree.

3. REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE SELLER AND THE SHAREHOLDERS

    The Seller and the Shareholders jointly and severally, represent, warrant, covenant and agree (i) that all of the following representations and warranties in this Section 3 are true at the date of this Agreement and, subject to
Section 5.7, shall be true at the Closing Date and (ii) that all of the covenants and agreements in this Section 3 shall be complied with or performed at and as of the Closing Date. None of the representations, warranties, covenants and agreements set forth in this Section 3 shall survive the Closing. For purposes of this Section 3, the term Seller shall mean and refer to the Seller and all of its Subsidiaries, if any.

    3.1 Due Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Oklahoma, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except (i) as set forth on Schedule 3.1 or (ii) where the failure to be so authorized or qualified would not have a Material Adverse Effect. Schedule 3.1 sets forth all jurisdictions in which the Seller is authorized or qualified to do business. True, complete and correct copies of the Charter Documents and Bylaws, each as amended, of the Seller are attached hereto as Schedule 3.1.

    3.2 Authority. The Seller has full corporate power and authority to execute and deliver this Agreement, and execution and delivery by the Seller of this Agreement and its consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller (including all requisite shareholder approval), and this Agreement constitutes the legal, valid and binding obligation of the Seller. Each Shareholder has the full legal right, power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by each Shareholder and constitutes a legal, valid and binding obligation of each Shareholder.

    3.3 Equity Interests in the Seller. The authorized capital stock of the Seller is as set forth in Schedule 3.3. All of the issued and outstanding shares of capital stock the Seller are owned of record and beneficially by the Shareholders in the amounts set forth in Schedule 3.3. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder of the Seller.

    3.4 Subsidiaries. Except as set forth in Schedule 3.4, (i) the Seller has no Subsidiary, (ii) the Seller does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person and
(iii) the Seller is not directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

    3.5 Financial Statements. Attached hereto as Schedule 3.5 are copies of the following cash basis financial statements of the Seller beginning with the year ended December 31, 1993 (the "Seller Financial Statements"): the Seller's unaudited Balance Sheets as of December 31, 1995, 1994 and 1993 and its unaudited Statements of Income, Cash Flows and Retained Earnings and any related notes thereto for each of the years in the three-year period ended December 31, 1995; the Seller's unaudited Balance Sheet as of November 30, 1996 ("November Balance Sheet") (such November 30, 1996 being hereinafter also referred to as the "Balance Sheet Date"); and unaudited Statements of Income, Cash Flows and Retained Earnings and any related notes thereto for the eleven months ended November 30, 1995 and 1996. The Seller Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as noted thereon or on Schedule 3.5). Except as set forth on Schedule 3.5, the foregoing Balance Sheets present fairly the financial position of the Seller as of the dates indicated thereon, and the foregoing Statements of Income, Retained Earnings and Cash Flow present fairly the results of operations for the periods indicated thereon, all on the cash basis of accounting in conformity with generally recognized industry standards.

    3.6 Liabilities and Obligations. Seller has no material liabilities of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise that are not reflected on the November Balance Sheet or otherwise reflected in the Seller Financial Statements at the Balance Sheet Date, including all loan agreements, indemnity or guaranty agreements, bonds, mortgages, Liens, pledges or other security agreements. The Seller has also disclosed to the Purchaser on Schedule 3.6, in the case of those contingent liabilities of the Seller related to pending or threatened litigation or other liabilities which are not fixed or otherwise accrued or reserved, the following information:

    (w) a summary description of the liability together with the following:

         (1)  copies of all relevant documentation relating thereto;

         (2)  amounts claimed and any other action or relief sought; and

         (3) name of claimant and all other parties to the claim, suit or proceeding;

         (x) the name of each court or agency before which such claim, suit or proceeding is pending;

         (y) the date such claim, suit or proceeding was instituted; and

         (z) a good faith and reasonable estimate of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the estimate shall for purposes of this Agreement be deemed to be zero.

    3.7 Accounts and Notes Receivable. The Seller has delivered to the Purchaser an accurate list (which is set forth on Schedule 3.7) of the accounts and notes receivable of the Seller, as of the Initial Disclosure Date, including receivables from and advances to employees and the Shareholders or their Affiliates. The Seller shall also provide the Purchaser (x) an accurate list of all receivables generated subsequent to the Initial Disclosure Date and
(y) an aging of all accounts and notes receivable showing amounts due in 30 day aging categories, and such list and such aging report (the "A/R Aging Reports") shall be current as of the Balance Sheet Date and shall be supplemented as of a date five business days prior to the Closing Date. Except to the extent reflected on Schedule 3.7 or as disclosed by the Seller to the Purchaser in a writing accompanying the A/R Aging Reports, such accounts, notes and other receivables are collectible in the amounts shown on Schedule 3.7, and shall be collectible in the amounts shown on the A/R Aging Reports, net of reserves reflected in the November Balance Sheet and as of the date of the A/R Aging Reports, respectively.

    3.8 Permits and Intangibles. The Seller holds all Permits the absence of any of which could have a Material Adverse Effect on its Business, and the Seller has delivered to the Purchaser an accurate list and summary description (which is set forth on Schedule 3.8) of all Permits owned or held by the Seller (it being understood and agreed that a list of all environmental Permits and other environmental approvals is set forth on Schedule 3.9). To the knowledge of the Seller, (i) the Permits listed on Schedules 3.8 and 3.9 are valid, and
(ii) the Seller has not received any notice that any governmental authority intends to cancel, terminate or not renew any such Permit. The Seller has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in the Permits listed on Schedules
3.8 and 3.9 and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect on the Seller. Except as specifically provided in Schedule 3.8, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Seller by, any such Permit.

    3.9 Environmental Matters. Except as set forth on Schedule 3.9, (i) the Seller has complied with and is in compliance with all Federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, Permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Law); (ii) the Seller has obtained and adhered to all Permits necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances, a list of all of which Permits is set forth on Schedule 3.9, and has reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Seller where Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled; (iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by the Seller except as permitted by Environmental Laws; (iv) the Seller knows of no on-site or off-site location to which the Seller has transported or disposed of Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any Federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Seller or the Purchaser, for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and (v) the Seller has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

    3.10 Personal Property. The Seller has delivered to the Purchaser an accurate list (which is set forth on Schedule 3.10) of (i) all personal property included (or that will be included) in "depreciable plant, property and equipment" on the balance sheet of the Seller, (ii) all personal property owned by the Seller with a value in excess of $5,000 (x) as of the Initial Disclosure Date and (y) acquired since the Initial Disclosure Date and (iii) all Leases and agreements in respect of personal property, including, in the case of each of (i), (ii) and (iii), (1) true, complete and correct copies of all such Leases and (2) an indication as to which assets are currently owned, or were formerly owned, by Shareholders, relatives of any Shareholder, or Affiliates of the Seller. Except as set forth on Schedule 3.10, (a) all personal property used by the Seller in the Business is either owned by the Seller or leased by the Seller pursuant to a Lease included on Schedule 3.10,
(b) all of the personal property listed on Schedule 3.10 is in good working order and condition, ordinary wear and tear excepted and (c) all Leases and agreements included on Schedule 3.10 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

    3.11 Significant Customers; Material Contracts and Commitments. The Seller has delivered to the Purchaser an accurate list (which is set forth on Schedule 3.11) of all significant customers, or Persons that are sources of a significant number of customers, it being understood and agreed that a "significant customer," for purposes of this Section 3.11, means a customer (or Person) (i) representing 2% or more of the Seller's annual revenues as of the Initial Disclosure Date or (ii) reasonably expected to represent 2% or more of the Seller's revenues during the twelve-month period ending September 30, 1997. Except to the extent set forth on Schedule 3.11, none of the Seller's significant customers (or Persons that are sources of a significant number of customers) has canceled or substantially reduced or, to the knowledge of the Seller, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Seller.

    The Seller has listed on Schedule 3.11 all material contracts, commitments and similar agreements to which the Seller is a party or by which it or any of its properties are bound (including, but not limited to, any contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land), other than agreements listed on Schedule 3.6, 3.10 or 3.12, (x) in existence as of the Initial Disclosure Date and (y) entered into since the Initial Disclosure Date, and in each case have delivered true, complete and correct copies of such agreements to the Purchaser. The Seller has complied with all material commitments and obligations pertaining to it, and is not in default under any contract or agreement listed on Schedule 3.11 and no notice of default or termination under any such contract or agreement has been received. The Seller has also indicated on Schedule 3.11 a summary description of all plans or projects involving the acquisition of any personal property, business or assets requiring, in any event, the payment of more than $5,000 by the Seller.

    Except as set forth on Schedule 3.11, all of the contracts, commitments and similar agreements listed on Schedule 3.11 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

    3.12 Real Property. Schedule 3.12 includes a list of all real property owned or held pursuant to Leases by the Seller (i) as of the Initial Disclosure Date and (ii) acquired since the Initial Disclosure Date, and all other property, if any, used by the Seller in the conduct of its business. The Seller has good and insurable title to the real property owned by it, including those reflected on Schedule 3.12, subject to no Lien except for:

         (w) Liens reflected on Schedules 3.6 or 3.11 as securing specified liabilities (with respect to which no material default exists);

         (x) Liens for current Taxes not yet payable and assessments not in default;

         (y) easements for utilities serving the property only; and

         (z) easements, covenants and restrictions and other exceptions to title shown of record in the office of the County Clerks in which the properties, assets and leasehold estates are located which do not adversely affect in any material respect the current use of the property.

Schedule 3.12 contains, without limitation, (1) true, complete and correct copies of all title reports and title insurance policies currently in possession of the Seller with respect to real property owned by the Seller, (2) true, complete and correct copies of all leases and agreements in respect of such real property leased by the Seller (which copies are attached to Schedule 3.12), and (3) an indication as to which such properties, if any, are currently owned, or were formerly owned, by any Shareholder or business or personal Affiliates of the Seller or any Shareholder.

Except as set forth on Schedule 3.12, all Leases included on Schedule 3.12 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

    3.13 Insurance. The Seller has delivered to the Purchaser, as set forth on and attached to Schedule 3.13, (i) an accurate list as of the Initial Disclosure Date of all insurance policies carried by the Seller, (ii) an accurate list of all insurance loss runs on workers compensation claims received for the past three policy years and (iii) true, complete and correct copies of all insurance policies currently in effect. Such insurance policies evidence all of the insurance that the Seller is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws. All of such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. No insurance carried by the Seller has ever been canceled by the insurer and the Seller has never been denied coverage.

    3.14 Intellectual Property. Except as set forth in Schedule 3.14, the Seller either owns or has the right to use by license, sublicense, agreement, or permission all of the Seller's inventions, improvements, domestic and foreign patents and applications therefor, customer lists, copyrights, copyright registrations and applications therefor, trademarks, tradenames, service marks, trade dress, logos, rights in computer software, and all rights granted or retained in licenses under any of the foregoing which are used in connection with the conduct of the Business as presently conducted. Except as set forth on Schedule 3.14, none of the Intellectual Property which is used in connection with the conduct of the Business is, or has been in the past five years involved in, or the subject of, any pending or, to the knowledge of the Seller, threatened infringement, interference, opposition or similar action, suit or proceeding or, to the knowledge of Seller, has otherwise been challenged in any way. Except as set forth on Schedule 3.14, the Intellectual Property will afford the Purchaser the right to use all technology, know-how, technical and other information, data and other intellectual property, whether patentable or unpatentable, and whether owned by the Seller, any other Person or others, necessary for the conduct of the Business in a manner consistent with the Seller's prior practice. The license fees, royalties and other amounts payable by the Seller in connection with the use of the Intellectual Property, together with the terms and conditions on which and periods for which such amounts are payable, are described in Schedule
3.14. Any licenses fees, royalties or other amounts payable as a result of the transfer of any item of Intellectual Property by the Seller to the Purchaser pursuant to this Agreement shall be paid by the Purchaser.

    3.15 Labor Relations. Except as set forth on Schedule 3.15, the Seller is not a party to any collective bargaining agreement; and there are no controversies pending or, to the Seller's knowledge, threatened between the Seller and any of its current or former employees or any labor or other collective bargaining unit representing any current or former employee of the Seller that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect. Seller is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller. To the Seller's knowledge, no executive, key employee or group of employees of the Seller has any plan to terminate employment with the Seller.

    3.16 Employee Benefits.

         (i) Schedule 3.16 lists all Employee Benefit Plans that the Seller maintains or to which the Seller contributes for the benefit of any current or former employee of the Seller in existence as of the Initial Disclosure Date.

         (ii) Neither the Seller nor any other organization that is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which the Seller is a member ("Controlled Group Member") contributes, or has contributed in the past, to any Employee Pension Benefit Plan subject to Title IV of ERISA or any Multiemployer Plan for the benefit of any current or former employee of the Seller or any Controlled Group Member.

         (iii) The Seller has delivered to the Purchaser complete and accurate copies of all plans or summary plan descriptions for each Employee Benefit Plan listed on Schedule 3.16. For each Employee Pension Benefit Plan listed on Schedule 3.16 intended to qualify under Section 401(a) of the Code, the Seller has delivered to the Purchaser (w) the three most recent annual reports, (x) the three most recent annual and periodic accountings of plan assets, (y) the most recent determination letter received from the IRS and
    (z) where applicable, the three most recent actuarial valuations.

         (iv) There are no liabilities, breaches, violations or defaults under any Employee Benefit Plan sponsored or maintained by the Seller or any Controlled Group Member that would subject the Purchaser to any Taxes or other liabilities.

         (v) With respect to each Employee Welfare Benefit Plan listed on
    Schedule 3.16, the Seller or an Affiliate has complied with the requirements of Code Section 4980B.

    3.17 Tax Matters.

         (i) The Seller is currently taxed under Subchapter C of the Code. The Seller has filed all Tax Returns that it was required to file. All such Tax Returns filed by the Seller were correct and complete in all material respects or reserved for on its books. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. Except as set forth on Schedule 3.17, the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 1994, no claim with respect to the Seller has been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no Lien affecting any of the Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.

         (ii) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.

         (iii) The Seller does not expect any authority to assess any material amount of additional Taxes for any period for which Tax Returns have been filed. There is no material dispute or claim concerning any Tax liability of the Seller either claimed or raised by any authority in writing or as to which Seller has knowledge based upon direct inquiry by any agent of such authority. Schedule 3.17(iii) lists all income Tax Returns of the Seller for taxable periods ended on or after January 1, 1992, indicates those Tax Returns of which the Seller is aware that have been audited and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Purchaser correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Seller for any taxable period ended on or after January 1, 1993.

         (iv) Except as set forth on Schedule 3.17(iv), neither any Shareholder nor the Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (v) The Seller has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Seller has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be fully deductible under Section 280G of the Code.

         (vi) Except as set forth on Schedule 3.17(vi), none of the Purchased Assets secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code. None of the Purchased Assets are "tax-exempt use property" within the meaning of Section 168(h) of the Code. The transactions contemplated by this Agreement are not subject to Tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable law.

         (vii) The Seller has not received a ruling from any taxing authority or entered into any agreement regarding Taxes with any taxing authority that would, individually or in the aggregate, apply to the Business, or the Purchased Assets or the Purchaser after the Closing Date.

    3.18 Prior or Preferential Rights. There are no prior or preferential rights, rights of first refusal, or other similar rights in any party (other than the Purchaser) to purchase or otherwise acquire the Business or any Purchased Assets.

    3.19 Sufficiency of Assets. The Purchased Assets are all of the assets, properties and rights of the Seller (other than the Excluded Assets and Excluded Liabilities) whether tangible or intangible, real, personal or mixed, and known or unknown, and wherever located, used or held for use in or associated with the conduct of the Business. The Purchased Assets are sufficient to conduct the Business as a going concern on a basis consistent with the Seller's prior practice, provided Purchaser supplies working capital to the Business in an amount comparable to that maintained by the Seller prior to the Closing.

    3.20 Conformity with Law; Litigation. Except to the extent set forth on
Schedule 3.9 or 3.20, the Seller is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Seller which would have a Material Adverse Effect; and except to the extent set forth on Schedule 3.6 or 3.9, there are no material claims, actions, suits or proceedings, commenced or, to the knowledge of the Seller, threatened, against or affecting the Seller, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Seller and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Seller or the Shareholders. The Seller has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances and Permits, including all such Permits set forth on Schedules 3.8 and 3.9, and is not in violation of any of the foregoing which might have a Material Adverse Effect.

    3.21 No Violations. The Seller is not in violation of its Charter Documents. Neither the Seller nor, to the knowledge of the Seller, any other party thereto, is in default under any Lease, Contract, Permit or other instrument set forth on Schedule 3.8, 3.9, 3.10, 3.11 or 3.12, or any other material agreement to which it is a party or by which its properties are bound (the "Material Documents"); and, except as set forth in Schedule 3.21, (i) the rights and benefits of the Seller under the Material Documents will not be materially adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents. Except as set forth on Schedule 3.21, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on Schedule 3.21, none of the Material Documents prohibits the use or publication by the Seller or the Purchaser of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts the Seller from freely providing services to any other customer or potential customer of the Seller, any of the other Founding Companies or Purchaser.

    3.22 Government Contracts. Except as set forth on Schedule 3.22, the Seller is not a party to any governmental contract subject to price determination or renegotiation.

    3.23 Absence of Changes. Since the Initial Disclosure Date, except as set forth on Schedule 3.11 or 3.23, there has not been:

         (i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Seller;

         (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Seller;

         (iii) any change in the authorized capital stock of the Seller or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

         (iv) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Seller to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

         (v) any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the business of the Seller;

         (vi) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Seller to any Person, including, without limitation, any Shareholder and its Affiliate;

         (vii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Seller, including without limitation any indebtedness or obligation of any Shareholder or his Affiliate;

         (viii) any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, property or rights of the Seller or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

         (ix) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, right or asset outside of the ordinary course of the Seller's business;

         (x) any waiver of any material rights or claims of the Seller;

         (xi) any material breach, amendment or termination of any contract, agreement, license, Permit or other right to which the Seller is a party;

         (xii) any transaction by the Seller outside the ordinary course of its respective businesses;

         (xiii) any cancellation or termination of a material contract with a customer or client prior to the scheduled termination date; or

         (xiv) any other distribution of property or assets by the Seller.

    3.24 Disclosure. This Agreement, including the Schedules and Annexes hereto, together with all other documents and information made available to the Purchaser and its representatives in writing pursuant hereto, present fairly the business and operations of the Seller for the time periods with respect to which such information was requested. The Seller's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue in any material respect by, any other document to which the Seller is a party, or to which its properties are subject, or by any other fact or circumstance regarding the Seller (which fact or circumstance was, or should reasonably, after due inquiry, have been known to the Seller) that is not disclosed pursuant hereto or thereto.

    3.25 Prohibited Activities. Except as set forth on Schedule 3.25, the Seller has not, between the Initial Disclosure Date and the date of this Agreement, taken any of the actions set forth in Sections 5.3 ("Prohibited Activities") or 5.4 or failed to take the actions required in Sections 5.1 and 5.2.

    3.26 Draft Registration Statement. The text of, and the financial statements and other financial information contained in, the Draft Registration Statement, insofar as they were provided by the Seller expressly for inclusion therein but not otherwise, are true, accurate and complete in all material respects and do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

    3.27 Tax Matters. Each Shareholder has been advised by his or her counsel that the transactions contemplated by this Agreement are taxable sales of property under the Code.

4. REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE PURCHASER AND OLD ACG

    Purchaser and Old ACG, jointly and severally, represent, warrant, covenant and agree: (i) that, except as disclosed in the Draft Registration Statement, which supplements and qualifies the following representations and warranties, all of the following representations and warranties in this Section 4 are true at the date of this Agreement and, subject to Section 5.7, shall be true at the Closing Date and (ii) that all of the covenants and agreements in this Section 4 shall be complied with or performed at and as of the Closing Date. None of the representations and warranties of the Purchaser in this Section 6 shall survive the Closing.

    4.1 Due Organization. The Purchaser and Old ACG each is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a Material Adverse Effect. True, complete and correct copies of the Charter Documents and By-laws, each as amended, of the Purchaser and Old ACG (collectively the "Purchaser Charter Documents") are attached hereto as Schedule 4.1.

    4.2 Authorization. Each of Purchaser and Old ACG has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by each of Purchaser and Old ACG of this Agreement and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Purchaser and Old ACG. This Agreement has been duly executed and delivered by each of Purchaser and Old ACG and is a valid and binding obligation of each of Purchaser and Old ACG, enforceable against each of them in accordance with its terms.

    4.3 Capital Stock. The authorized capital stock of Old ACG is as set forth in Schedule 4.3. All of the issued and outstanding shares of the capital stock of Old ACG (i) has been duly authorized and validly issued, (ii) is fully paid and nonassessable, (iii) is owned of record and beneficially by the Persons set forth on Schedule 4.3, and (iv) was offered, issued, sold and delivered by Old ACG in compliance with all applicable state and Federal laws concerning the offer, issuance, sale and delivery of securities. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder of Old ACG. Subject to the consummation of the reverse stock split referred to in the ninth recital of this Agreement and the consummation of Purchaser's acquisition of Old ACG in the reverse triangular merger, the capitalization of Purchaser will be identical to the capitalization of Old ACG immediately prior to the consummation of the IPO.

    4.4 Transactions in Capital Stock, Organization Accounting. Except as set forth on Schedule 4.3 or contemplated to be issued in connection with the acquisition of the Founding Companies, (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates Old ACG to issue any of its authorized but unissued capital stock and (ii) Old ACG has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 4.3 also includes complete and accurate copies of all stock option or stock purchase plans, including a list, accurate as of the date hereof, of all outstanding options, warrants or other rights to acquire shares of capital stock of Old ACG.

    4.5 Subsidiaries. Neither Purchaser nor Old ACG has any Subsidiaries, except for each of the companies identified on Schedule 4.5. Except as set forth in the preceding sentence, neither Purchaser nor Old ACG presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, and neither Purchaser nor Old ACG, directly or indirectly, is a participant in any joint venture, partnership or other non-corporate entity.

    4.6 Financial Statements. Old ACG was formed in June 1996, and Purchaser was formed in September 1997. Neither has conducted any material business since the date of its inception, except raising capital and in connection with this Agreement and similar agreements with other companies involved in the communications business and associated activities. Attached hereto as

Schedule 4.6 are copies of the following financial statements of the Old ACG, which reflect the results of its operations from inception in June 1996 (the "Old ACG Financial Statements"): Old ACG's audited Balance Sheet as of December 31, 1996 and its unaudited Balance Sheet as of June 30, 1997, and audited Statements of Operations, Shareholders' Equity and Cash Flows and related notes thereto for the period from June 10, 1996 through December 31, 1996 and unaudited Statement of Operations, Shareholders' Equity and Cash Flows for the six months ended June 30, 1997. The audited Old ACG Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated (except as noted thereon or on Schedule 4.6). Except as set forth on Schedule 4.6, the foregoing Balance Sheets presents fairly the financial position of Old ACG as of such dates, and the foregoing Statement of Revenue and Expense presents fairly the results of its operations for the period indicated, all on a cash basis of accounting. Old ACG's Financial Statements at and for the period ended December 31, 1996 have been examined by KPMG Peat Marwick LLP, independent public accountants.

    4.7 Liabilities and Obligations. Except as set forth on Schedule 4.7, neither the Purchaser nor Old ACG has any material liabilities, contingent or otherwise, except as set forth in or contemplated by this Agreement or the Draft Registration Statement and except for fees incurred in connection with the transactions contemplated hereby and thereby.

    4.8 Conformity with Law; Litigation. Except to the extent set forth on
Schedule 4.8, neither Purchaser nor Old ACG is in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would have a Material Adverse Effect; and except to the extent set forth in Schedule 4.8, there are no material claims, actions, suits or proceedings, pending or, to the knowledge of either Purchaser or Old ACG, threatened, against or affecting either Purchaser or Old ACG, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Each of Purchaser and Old ACG has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, Permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might have a Material Adverse Effect.

    4.9 No Violations. Neither Purchaser nor Old ACG is in violation of any Purchaser Charter Document. Neither Purchaser nor Old ACG, nor to the knowledge of Purchaser or Old ACG, any other party thereto, is in default under any lease, instrument, agreement, license, or permit to which the Purchaser or Old ACG is a party, or by which the Purchaser or Old ACG or any of its respective properties, are bound (collectively, the "Purchaser Documents"); and (i) the rights and benefits of the Purchaser and Old ACG under the Purchaser Documents will not be adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the Purchaser Documents or the Purchaser Charter Documents. Except as set forth on Schedule 4.9, none of the Purchaser Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

    4.10 Business; Real Property; Material Agreement. For the reasons set forth in Section 4.6 and except as disclosed in Section 4.6 or on Schedule 4.10, the Purchaser has not conducted any material business since the date of its inception, the Purchaser does not own, nor has it at any time owned, any real property or any material personal property, and the Purchaser is not a party to any material agreement.

    4.11 Tax Matters.

         (i) Old ACG has filed all Tax Returns that it was required to file. All such Tax Returns filed by Old ACG were correct and complete in all material respects. All Taxes owed by Old ACG (whether or not shown on any Tax Return) have been paid. Old ACG is not currently the beneficiary of any extension of time within which to file any Tax Return. Since Old ACG's formation in June 1996 , no claim with respect to Old ACG has been made by an authority in a jurisdiction where Old ACG does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no Lien affecting any of Old ACG's assets that arose in connection with any failure or alleged failure to pay any Tax.

         (ii) Old ACG has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

         (iii) Old ACG does not expect any authority to assess any material amount of additional Taxes against it for any period for which Tax Returns have been filed. There is no material dispute or claim concerning any Tax liability of Old ACG either claimed or raised by any authority in writing or as to which Old ACG has knowledge based upon direct inquiry by any agent of such authority.

    4.12 Draft Registration Statement. The text of and the financial statements and other financial information contained in the Draft Registration Statement, insofar as they relate to the Purchaser or Old ACG, but not otherwise, are true, accurate and complete in all material respects and do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

5.  OTHER COVENANTS PRIOR TO CLOSING

    5.1 Access and Cooperation; Due Diligence; Audits.

         (i) Between the date of this Agreement and the Closing Date, the Seller and the Shareholders will afford to the officers and authorized representatives of the Purchaser access to all of the Seller's sites, properties, books and records and furnish the Purchaser with such additional financial and operating data and other information as to the business and properties of the Seller as the Purchaser may from time to time reasonably request. The Seller and the Shareholders will cooperate with the Purchaser, its representatives, auditors and counsel in the preparation of any documents or other material that may be required in connection with any documents or materials required by this Agreement, including the preparation for and consummation of the IPO. The Purchaser will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 10.

         (ii) Between the date of this Agreement and the Closing, the Purchaser will afford to the Shareholders and to the officers and authorized representatives of the Seller and Shareholders access to all of the Purchaser's sites, properties, books and records and will furnish the Seller and the Shareholders with such additional financial and operating data and other information as to the business and properties of Purchaser, Old ACG and the other Founding Companies as Seller and Shareholders may from time to time reasonably request. The Purchaser will cooperate with the Seller, the Shareholders and their representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with (x) any documents or materials required by this Agreement or (y) the preparation for and consummation of the IPO. The Seller and the Shareholders and their respective Affiliates will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 10.

         (iii) The Seller agrees to permit an independent accounting firm selected by the Purchaser to audit and render a report on the Seller Financial Statements and the comparable financial statements at and for the year ending December 31, 1996, and any other period selected by the Purchaser, provided that all the costs and expenses of such audits are paid by the Purchaser.

    5.2 Conduct of Business Pending Closing. Unless otherwise approved in writing by the Purchaser, between the date of this Agreement and the Closing Date, the Seller will:

         (i) carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

         (ii) maintain its respective properties and facilities, including those held under lease, in as good working order and condition as at present, ordinary wear and tear excepted;

         (iii) perform in all material respects all of its respective obligations under agreements relating to or affecting its respective assets, properties or rights;

         (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;

         (v) use its reasonable best efforts to maintain and preserve its business organization intact, retain its respective present key employees and maintain its respective relationships with suppliers, customers and others having business relations with it;

         (vi) maintain compliance with all material Permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

         (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

         (viii) maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

    5.3 Prohibited Activities. Between the date of this Agreement and the Closing Date, the Seller will not, without prior written consent of the
Purchaser:

         (i) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) or involves an amount not in excess of $5,000;

         (ii) create, assume or permit to exist any Lien upon any asset or property whether now owned or hereafter acquired, except (x) with respect to purchase money Liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $5,000 necessary or desirable for the conduct of its businesses, (y) (1) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested Taxes adequate reserves have been established and are being maintained) or (2) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens arising in the ordinary course of business, or (3) Liens set forth on
    Schedule 3.6 or 3.11;

         (iii) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

         (iv) negotiate for the acquisition of any business or the start-up of any new business;

         (v) merge or consolidate or agree to merge or consolidate with or into any other corporation;

         (vi) waive any material right or claim; provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice; provided, further, that such adjustments shall not be deemed to be included in Schedule 3.7 unless specifically listed thereon;

         (vii) commit a material breach or amend or terminate any material agreement, Permit, license or other right; or

         (viii) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

    5.4 Exclusivity. Neither the Shareholders, nor Seller, nor any agent, officer, director, trustee or any representative of the Seller or the Shareholders, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly/or indirectly:

         (i) solicit or initiate the submission of proposals or offers from any Person for,

         (ii) participate in any discussions pertaining to, or

         (iii) furnish any information to any Person other than the Purchaser or its authorized agents relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Seller or merger, consolidation or business combination of the Seller.

    5.5 Notice to Bargaining Agents. Prior to the Closing Date, the Seller shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide the Purchaser with proof that any required notice has been sent.

    5.6 Notification of Certain Matters. The Seller or the Shareholders shall give prompt notice to the Purchaser of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of the Seller or the Shareholders contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of the Seller or the Shareholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder as of such date. The Purchaser shall give prompt notice to the Seller and the Shareholders of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of the Purchaser and Old ACG contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of the Purchaser or Old ACG to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder as of such date. The delivery of any notice pursuant to this Section 5.6 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 5.7, (ii) modify the conditions set forth in Sections 6 and 7, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    5.7 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. Notwithstanding the foregoing sentence, no amendment or supplement to a Schedule prepared by the Seller and the Shareholders or the Purchaser that constitutes or reflects an event or occurrence that would have a Material Adverse Effect may be made unless Purchaser and Old ACG or Shareholders and Seller, as the case may be, consent to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 6.1 and 7.1 have been fulfilled, the Schedules shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 5.7. No party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of Section 9.1(v). Neither the entry by the Purchaser into any other agreement, such as this Agreement, after the date hereof for the acquisition of one or more companies involved in or assets associated with the telecommunication business, yellow page publishing business or related activities nor the performance by the Purchaser of its obligations thereunder shall be deemed to require the amendment to or the supplementation of any Schedule hereto.

    5.8 Bulk Sales Laws. The Purchaser hereby waives compliance with the provisions of any bulk transfer laws applicable to the transactions contemplated by this Agreement including, without limitation, bulk sales laws under the Uniform Commercial Code or relating to the right or obligation of the Purchaser to withhold any portion of the Purchase Price pending determination by any governmental entities of the Seller's liability for any Tax obligations to any such governmental entities.

    5.9 Transfer Taxes and Recording Fees. Any sales, transfer, use or other similar Taxes imposed as a result of the sale of the Purchased Assets to the Purchaser pursuant to this Agreement shall be paid by the Purchaser. At the Closing, the Purchaser shall remit to the Seller such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar Taxes under applicable law. All recording, transfer and other similar Taxes and fees payable as a result of the public recordation of the instruments of conveyance or transfer of the Purchased Assets executed and delivered to Purchaser pursuant to this Agreement shall be paid by the Seller.

    5.10 Certain Provisions Relating to Consents.

         (i) The Seller will obtain, at its expense, and the Purchaser will use its reasonable cooperative efforts (including furnishing financial information on a confidential basis, where required) prior to and after the Closing Date to assist the Seller in obtaining all third party consents that are required in connection with the transactions contemplated by this Agreement. The Seller will use reasonable efforts to obtain, and the Purchaser will use its reasonable cooperative efforts prior to and after the Closing Date to assist the Seller in obtaining from the landlords of all of the Leases, estoppel agreements in form and substance reasonably acceptable to the Purchaser containing to the extent necessary consents from such landlords to the assignment of the Leases to the Purchaser. All expenses incurred in connection with obtaining such consents and estoppel agreements shall be paid by the party incurring the same. To the extent such consents and/or estoppel agreements are not obtained by Closing, the Seller shall continue to assist the Purchaser in obtaining such consents and/or estoppel agreements after Closing and shall pay the costs thereof.

         (ii) To the extent that any Contract, Permit or Lease is not capable of being transferred by the Seller to the Purchaser pursuant to this Agreement without the consent of a third party (including a governmental entity) and such consent is not obtained prior to

    Closing, or if such transfer or attempted transfer would constitute a breach or a violation of any law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

         (iii) In the event that any such consent is not obtained on or prior to the Closing Date, the Seller will (x) provide to the Purchaser the benefits of the applicable Contract, Permit or Lease if reasonably possible, (y) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser and (iii) enforce at the request and expense of the Purchaser and for the account of the Purchaser, any rights of the Seller arising from any such Contract or Lease (including the right to elect to terminate such Contract or Lease in accordance with the terms thereof upon the request of the Purchaser). If any Permit required for the operation of the Business or the ownership or use of the Purchased Assets is not transferred to the Purchaser at Closing, the Seller authorizes (to the extent permitted by law) the Purchaser to operate under any such Permit until the necessary consent to transfer or a new Permit is obtained.

         (iv) The Purchaser will perform the obligations arising under all Contracts, Permits and Leases referred to in Section 5.10(ii) for the benefit of the Seller and the other party or parties thereto, except for any obligation under such Contract, Permit or Lease that constitutes an Excluded Liability.

    5.11 Further Assurance. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated by this Agreement or the IPO.

    5.12 Survival. None of the covenants and agreements set forth in Sections
5.1 through 5.9 shall survive the Closing.

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

    The obligations of the Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. Upon Closing, all conditions not satisfied shall be deemed to have been waived.

    6.1 Representations and Warranties Performance of Obligations. All representations and warranties of the Purchaser and Old ACG contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser and Old ACG on or before the Closing Date shall have been duly complied with or performed in all material respects; and a certificate to the foregoing effect, dated the Closing Date and signed by the President or any Vice President of each of Purchaser and Old ACG shall have been delivered to the Seller.

    6.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Seller and its counsel.

    6.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit consummation of the transactions contemplated in this Agreement and no governmental agency or body shall have taken any other action or made any request of the Seller, the Shareholders or the Purchaser as a result of which the Seller deems it inadvisable to proceed with the transactions hereunder.

    6.4 Opinion of Counsel. The Seller shall have received an opinion from counsel for the Purchaser and Old ACG, dated the Closing Date, in form and substance reasonably acceptable to the Seller, relating to, insofar as the Purchaser and Old ACG are concerned, as the case may be, (a) the authorization, execution, delivery, performance and enforceability of the Agreement, (b) the receipt of all required consents and approvals, and (c) such other legal matters as the Seller may reasonably request.

    6.5 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

    6.6 No Material Adverse Change. No event or circumstance shall have occurred with respect to the Purchaser that would constitute a Material Adverse Effect.

    6.7 Secretary's Certificates. The Seller shall have received a certificate or certificates, dated the Closing Date and signed by the Secretary of each of Purchaser and Old ACG, certifying the completeness and accuracy of the attached copies of the Purchaser's Charter Documents (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the board of directors approving the Purchaser's and Old ACG's entering into this Agreement their consummation of the transactions contemplated hereby.

    6.8 Closing of IPO. The sale by the Purchaser of shares of Purchaser Stock in the IPO shall have closed prior to or substantially contemporaneously with the consummation of the transactions contemplated herein.

    6.9 Employment Arrangements. The Purchaser shall have taken the actions referred to on Schedule 6.9.

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

    The obligations of the Purchaser with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. Upon Closing, all conditions not satisfied shall be deemed to have been waived:

    7.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of the Seller and the Shareholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller and the Shareholders on or before the Closing Date shall have been duly performed or complied with in all material respects; and the Seller and the Shareholders shall have delivered to the Purchaser a certificate dated the Closing Date and signed by them to such effect.

    7.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of the Purchaser, the Seller or the Shareholders as a result of which the management of the Purchaser deems it inadvisable to proceed with the transactions hereunder.

    7.3 No Material Adverse Effect. No event or circumstance shall have occurred with respect to the Seller which would constitute a Material Adverse Effect, and the Seller shall not have suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of the Seller to conduct its business.

    7.4 Shareholders' Releases. The Shareholders shall have delivered to the Purchaser an instrument dated the Closing Date releasing (i) the Purchased Assets from any and all claims of the Shareholders and (ii) the obligations of the Purchaser and Old ACG to the Shareholders, except for obligations arising under this Agreement or the transactions contemplated hereby and thereby.

    7.5 Satisfaction. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been reasonably satisfactory to the Purchaser and its counsel.

    7.6 Termination of Related Party Agreements. Except as set forth on
Schedule 7.6, all existing agreements between the Seller and the Shareholders affecting in any respect the Purchased Assets shall have been canceled effective prior to or as of the Closing Date.

    7.7 Opinion of Counsel. The Purchaser shall have received an opinion from counsel to the Seller and the Shareholders, dated the Closing Date, in form and substance reasonably acceptable to the Purchaser, relating to, insofar as the Seller and the Shareholders are concerned, (a) the authorization, execution, delivery, performance and enforceability of the Agreement, (b) the receipt of all required consents and approvals, (c) the consummation of the transactions contemplated herein and (d) such other legal matters as the Purchaser may reasonably request.

    7.8 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; and all consents and approvals of third parties listed on Schedule 3.21 shall have been obtained.

    7.9 FIRPTA Certificate. Each Shareholder shall have delivered to the Purchaser a certificate to the effect that it is not a foreign Person under
Section 1.1445-2(b) of the Treasury regulations promulgated pursuant to the Code.

    7.10 Closing of IPO. The sale by the Purchaser of shares of Purchaser Stock in the IPO shall have closed prior to or substantially contemporaneously with the consummation of the transactions contemplated herein.

8.  COVENANTS OF THE PURCHASER WITH THE SELLER AND THE SHAREHOLDERS AFTER
    CLOSING

    8.1 Release From Guarantees. The Purchaser shall use its best efforts to have the Shareholders released from any and all guarantees on any indebtedness relating to the Purchased Assets that any of them personally guaranteed and from any and all pledges of assets that any of them pledged to secure such indebtedness for the benefit of the Seller, with all such guarantees on indebtedness being assumed by the Purchaser.

    8.2 Employment.

         (i) The Purchaser shall offer to hire, effective as of the Closing Date, the active operating employees of the Business on the day immediately prior to the Closing Date, and only those inactive operating employees on temporary leave for purposes of jury duty, family and short-term medical leave, vacation or annual two-week national military duty (such employees who are to be given offers of hire being hereafter referred to as the "Employees"). The Seller shall deliver to the Purchaser, at least 30 days prior to the Closing Date, a schedule designating all Employees and all inactive employees of the Business. Any person who has retired from the Seller shall be considered an inactive employee. The Seller shall use its reasonable efforts to cause such employees to accept the Purchaser's offers of employment.

         (ii) The Employees who accept and commence employment with the Purchaser shall be referred to herein as the "Transferred Employees".

         (iii) Except as expressly provided otherwise in this Section 8.2 and in Section 8.3, the terms of the Transferred Employees' employment shall be upon such terms and conditions as the Purchaser, in its sole discretion shall determine. Upon request of the Purchaser, the Seller shall provide the Purchaser reasonable access to data (including computer data) regarding the ages, dates of hire, compensation and job description of Employees. The Seller hereby authorizes the Purchaser to enter into discussions with and to advise any of the Employees concerning the terms of any future employment of such individuals by the Purchaser and will permit the Purchaser reasonable access to Employees for such purpose.

         (iv) In the event that an individual (x) retires from the Seller after the date of this Agreement and prior to the Closing Date and (y) subsequently commences employment with the Purchaser, such individual will cease receiving post-retirement medical benefits from the Seller. The Seller will advise such individuals of this condition before retirement. The Purchaser shall not assume any liability for providing post-retirement medical benefits upon such individual's termination of employment with the Purchaser.

         (v) (x) Except for liabilities and claims to be assumed by the Purchaser under Section 8.3(v)(y), the Seller shall discharge all liabilities to and claims of Transferred Employees or Employees of the Seller arising out of their employment with the Seller, including but not limited to, claims arising out of any Employee Benefit Plan maintained by the Seller or for retiree medical benefits promised, provided or subsidized by the Seller after the Closing Date.

         (y) The Purchaser shall discharge all liabilities and claims based on occurrences or conditions first occurring or commencing on or after the Closing Date of Transferred Employees or employees of the Purchaser arising out of their employment with the Purchaser after the Closing Date, including but not limited to, any claims arising out of any employee benefit plan maintained by the Purchaser.

         (vi) The Seller and the Purchaser shall comply with Section 4 of the Revenue Procedure 84-77, 1984-2 C.B. 753. The Seller shall furnish (or cause to be furnished) to each Transferred Employee in accordance with
    Section 4 of the Revenue Procedure a Treasury Form W-2 for 1997 for the wages paid by the Seller, no later than January 31, 1998. The Purchaser shall furnish (or cause to be furnished) to each Transferred Employee in accordance with Section 4 of the Revenue Procedure a Treasury Form W-2 for 1997 for the wages paid by the Purchaser. The Purchaser shall file (or cause to be filed) appropriate Treasury Forms W-2 and W-3 covering the Transferred Employee with the Social Security Administration for wages paid and amounts withheld by the Purchaser during 1997.

         (vii) Nothing contained in this Agreement (x) shall confer upon any former, current or future employee of the Seller or the Purchaser or any legal representative or beneficiary thereof any rights or remedies, including, without limitation, any right to employment or continued employment of any nature, for any specified period, or (y) shall cause the employment status of any former, present or future employee of the Purchaser to be other than terminable at will.

    8.3 Health and Welfare Benefits.

         (i) The Seller shall provide all notices and fulfill all of its obligations, if any, under Section 4980B(f) of the Code with respect to the Transferred Employees. The Seller shall deliver to the Purchaser's present or proposed insurance carriers or third-party administrators, on a census basis, at least 20 days prior to the Closing Date, information with respect to all health, accident, workers' compensation, disability and related claims filed by the Transferred Employees (including, without limitation, information regarding the total number of claims filed by, the total amount of benefits claimed by, and the total amount of benefits paid to such persons) since January 1, 1993, to the extent requested by any such carriers. The Seller shall deliver to the Purchaser's health insurance carriers or third-party administrators, on a census basis, to the extent requested by any such carriers or administrators, an update of such information through the Closing Date as soon as practicable but no later than 15 days after the Closing Date. Such information, which may be provided directly from the Seller's computer database, shall be satisfactory in form and substance to such carriers and administrators.

         (ii) Effective on the Closing Date, the Transferred Employees shall be eligible for health and welfare benefits substantially equivalent to those the Purchaser provides to similarly situated new employees hired by the Purchaser after the Closing Date; provided, however, that the Purchaser reserves the right to modify or terminate such benefits from time to time after the Closing Date. Such Transferred Employees shall be eligible to participate under the Purchaser's health and welfare benefit plans as of the Closing Date, and the Purchaser shall not be responsible for any hospitalization, medical, survivor benefits, life insurance, or disability claims based upon occurrences or conditions commencing, occurring or existing before the Closing Date, regardless of whether such occurrences or conditions continue after the Closing Date, and regardless of whether such claims are made before or after the Closing Date. In no event shall the Purchaser be required to provide post-retirement medical benefits to Transferred Employees.

    8.4 Change of Name. Promptly after the Closing, the Seller shall change its name to a name that does not conflict with the Purchaser's use of the name "Switchboard of Oklahoma City".

    8.5 Compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Act"). All parties to this Agreement hereby recognize that compliance with the Hart-Scott Act may be required in connection with the transactions contemplated herein and in the Other Agreement. If it is determined by the parties to this Agreement that compliance with the Hart-Scott Act is required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the Hart-Scott Act, (ii) such compliance by the Seller shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 7 of this Agreement, and such compliance by the Purchaser shall be deemed a condition precedent in addition to the conditions precedent set forth in Section 6 of this Agreement, and (iii) the parties agree to cooperate and use their best efforts to cause all filings required under the Hart-Scott Act to be made.

9.  TERMINATION OF AGREEMENT

    9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

         (i) by mutual consent of the boards of directors of the Purchaser and the Seller;

         (ii) by the Seller (acting through its board of directors), on the one hand, or by Purchaser (acting through its board of directors), on the other hand, if, prior to October 16, 1997, a registration statement on Form S-1 relating to the IPO has not been filed by Purchaser with the Securities and Exchange Commission pursuant to the Securities Act of 1933;

         (iii) by the Seller, if a material breach or default shall be made by the Purchaser in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date;

         (iv) by the Purchaser, if a material breach or default shall be made by the Seller or the Shareholders in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date;

         (v) by the Seller, on the one hand, or by Purchaser, on the other hand, if either such party or parties declines to consent to an amendment or supplement to a Schedule proposed by the other party or parties pursuant to
Section 5.7 because such proposed amendment constitutes or reflects an event or occurrence that would have a Material Adverse Effect on the party or parties proposing the same.

         (vi) by the Seller (acting through its board of directors), on the one hand, or by Purchaser (acting through its board of directors), on the other hand, if the transactions contemplated by the Agreement to take place at the Closing shall not have been consummated by January 31, 1998, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under the Agreement to the extent required to be performed by its prior to or on the Closing Date;

    9.2 Liabilities in Event of Termination. No party to this Agreement whose breach or default with respect to any of its representations, warranties, covenants or agreements in this Agreement occasions a termination of this Agreement by another party hereto shall have any obligation or liability arising therefrom to any other party to this Agreement, unless such breach or default is due to a willful failure to perform. The failure of the Purchaser to pay the balance of the Base Price at the Closing shall not constitute a default due to a willful failure to perform.

    9.3 Retention of Prepayment. The Seller shall be under no obligation to refund the Prepayment upon termination of the Agreement, except where the Purchaser elects to terminate the Agreement pursuant to Section 9.1(v).

10. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

    10.1 The Shareholders and the Seller. The Shareholders and the Seller recognize and acknowledge that they had in the past, currently have, and in the future may have, access to certain confidential information of the Seller and/or the Purchaser and Old ACG, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of the Seller and/or the Purchaser and Old ACG. The Shareholders and the Seller agree that they will not disclose such confidential information to any Person for any purpose or reason whatsoever, except (i) to authorized representatives of the Purchaser;
(ii) following the Closing, such information may be disclosed by the Shareholders as is required in the course of performing its duties for the Purchaser or the Seller; and (iii) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 10.1, unless (w) such information becomes known to the public generally through no fault of a Shareholder or the Seller, (x) disclosure is required by law or the order of any governmental authority under color of law; provided, that prior to disclosing any information pursuant to this clause (y), the affected Shareholder or the Seller shall give prior written notice thereof to the Purchaser and provide the Purchaser with the opportunity to contest such disclosure, or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any of the Shareholders or the Seller of the provisions of this Section 10.1, the Purchaser shall be entitled to an injunction restraining such Shareholder and such Seller, as the case may be, from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting (1) any Shareholder from using information acquired as the owner of the Seller in connection with activities permitted under Section 11 or (2) the Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, the abovementioned restrictions on the Shareholders' or the Seller's ability to disseminate confidential information with respect to the Seller shall become void.

    10.2 The Purchaser. Each of Purchaser and Old ACG recognizes and acknowledges that it has in the past, currently has and in the future may have, prior to the Closing access to certain confidential information of the Seller, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of the Seller. Each of Purchaser and Old ACG agrees that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, it will not disclose such confidential information to any Person for any purpose or reason whatsoever, except (i) to authorized representatives of Seller, other Founding Companies or the Shareholders; and (ii) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this
Section 10.2, unless (x) such information becomes known to the public generally through no fault of the Purchaser and Old ACG (y) disclosure is required by law or the order of any governmental authority under color of law; provided, that prior to disclosing any information pursuant to this clause (y), the Purchaser shall, if possible, give prior written notice thereof to the Seller and provide the Seller with the opportunity to contest such disclosure, or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by the Purchaser or Old ACG of the provisions of this Section 10.2, the Seller shall be entitled to an injunction restraining the Purchaser or Old ACG from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

    10.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 10.1 and 10.2 and because of the immediate and irreparable damage that would be caused for which no other adequate remedy exists, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunction and restraining order.

    10.4 Survival. The obligations of the parties under this Article 10 shall survive the termination of this Agreement for a period of three years from the Closing Date or the termination of this Agreement pursuant to Section 10.

11. NONCOMPETITION

    11.1 Prohibited Activities. Each of the Shareholders will not, for a period of 36 calendar months following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or herself or on behalf of or in conjunction with any other Person:

    (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the sale or marketing of any communications, natural gas or electrical goods and services (collectively, the "Proscribed Business"), within the States of Arkansas, Kansas, Missouri, Oklahoma and Texas (the "Territory");

    (ii) call upon any Person within the Territory who is employee of the Purchaser (including the Subsidiaries thereof) in a sales representative or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Purchaser (including the Subsidiaries thereof); provided that a Shareholder shall be permitted to call upon and hire immediate family members;

    (iii) call upon any Person which is or which has been, within one year prior to the Closing Date or the Termination Date, as the case may be, a customer of the Purchaser (including the Subsidiaries thereof), or of the Seller within the Territory, for the purpose of soliciting or selling products or services in direct competition with the Purchaser (including the Subsidiaries thereof) within the Territory;

    (iv) call upon any prospective acquisition candidate, on a Shareholder's own behalf or on behalf of any competitor of the Purchaser (including the Subsidiaries thereof) engaged in a Proscribed Business, which candidate, to the actual knowledge of such Shareholder after due inquiry, was called upon by the Purchaser (including the Subsidiaries thereof) or for which, to the actual knowledge of such Shareholder after due inquiry, the Purchaser (or any Subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity; or

    (v) disclose existing or prospective customers of the Company to any Person for any reason or purpose whatsoever except to the extent that the Seller has in the past disclosed such information to the public for valid business reasons.

    Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Shareholder from acquiring and holding as a passive investment not more than five percent of the capital stock of a competing business whose stock is traded on a national securities exchange.

    11.2 Damages. Because of the difficulty of measuring economic losses to the Purchaser as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Purchaser for which it would have no other adequate remedy, each Shareholder agrees that the foregoing covenant may be enforced by the Purchaser in the event of breach by such Shareholder, by injunction and restraining order.

    11.3 Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this Section 11 impose a reasonable restraint on the Shareholders in light of the activities and business of the Purchaser (including the Subsidiaries thereof) on the date of the execution of this Agreement and the reasonably foreseeable plans of the Purchaser.

    11.4 Severability, Reformation. The covenants in this Section 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent the court deems reasonable, and the Agreement shall thereupon be automatically reformed.

    11.5 Independent Covenant. All of the covenants in this Section 11 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of a Shareholder against the Purchaser (including the Subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of such covenants. It is specifically agreed that the period of 36 calendar months stated at the beginning of this Section 11, during which the agreements and covenants of a Shareholder made in this Section 11 shall be effective, shall be computed by excluding from such computation any time during which such Shareholder is in violation of any provision of this Section 11. The covenants contained in Section 11 shall not be affected by any breach of any other provision hereof by any party hereto and shall become void if the transactions contemplated by this Agreement are not consummated.

    11.6 Materiality. Such Shareholder hereby agrees that the covenants set forth in this Section 12 are a material and substantial part of the transactions contemplated by this Agreement.

12. GENERAL

    12.1 Cooperation. The Seller, the Shareholders, Old ACG and the Purchaser shall deliver or cause to be delivered to each other on the Closing Date and at such other times and places as shall be reasonably agreed to, such additional instruments as the any of the others may reasonably request for the purpose of carrying out this Agreement. The Seller will cooperate and use its reasonable efforts to have the present officers, directors and employees of the Seller cooperate with the Purchaser on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

    12.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law), but if assigned by operation of law, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the Purchaser and the Seller and the heirs and legal representatives of the Shareholders. Notwithstanding the foregoing, the Purchaser may assign, convey, transfer or otherwise dispose of all or any portion of its interest in, or its rights and obligations under, this Agreement and such other documents and instruments to any Affiliate of the Purchaser.

    12.3 Entire Agreement. This Agreement (including the Schedules and Annexes) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Seller, the Shareholders and the Purchaser and Old ACG, and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Seller, the Shareholders and the Purchaser and Old ACG, acting through their respective officers or representatives, duly authorized by their respective Boards of Directors in the cases of Seller, Purchaser and Old ACG. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby; provided that each party to this Agreement shall make a good faith effort to cross reference disclosures, as necessary or advisable, between related Schedules.

    12.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

    12.5 Brokers and Agents. Except as disclosed on Schedule 12.5, each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damage or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

    12.6 Expenses. Whether or not the transactions herein contemplated shall be consummated, the Purchaser will pay the fees, expenses and disbursements of Purchaser, Old ACG and Seller and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by Purchaser, Old ACG and the Seller under this Agreement. The Shareholders shall pay the respective fees and expenses of their legal counsel, and all other costs and expenses incurred by them in their performance and compliance with all conditions to be performed by them under this Agreement. In addition, the Shareholders acknowledge that they, and not the Seller or the Purchaser, will pay all Taxes due upon receipt of the consideration payable pursuant to Section 2, and will assume all Tax risks and liabilities of the Seller in connection with the transactions contemplated hereby.

    12.7 Notices. All notices of communications required or permitted hereunder shall be in writing, addressed to the party to be notified, and may be given by
(i) depositing the same in United States mail, postage prepaid and registered or certified with return receipt requested, (ii) by telecopying the same if receipt thereof is confirmed or (iii) by delivering the same in person to an officer or agent of such party.

    (x)  If to the Purchaser, addressed to it at:

         Advanced Communications Group, Inc.
         3355 West Alabama
         Suite 580
         Houston, Texas 77098
         Attn: Rod K. Cutsinger
         Telecopy No.: 713-599-0222

    with a copy to:

         Bracewell & Patterson, L.L.P.
         South Tower Pennzoil Place
         711 Louisiana, Suite 2900
         Houston, Texas 77002-2781
         Attn: Edgar J. Marston III
         Telecopy No.: 713-221-1212

    (y)  If to the Seller, addressed to it at:

         Switchboard of Oklahoma City, Inc.
         Bank of Oklahoma Building, Suite 825
         201 Robert S. Kerr
         Oklahoma City, Oklahoma 73102
         Attn: Mark Beall
         Telecopy No.: 800-337-0087
    with a copy to:

         Triplett, Woolf & Garretson, L.L.P.
         151 N. Main
         Centre City Plaza, Suite 800
         Wichita, Kansas 67202-1409
         Attn: Thomas C. Triplett
         Telecopy No.: 316-265-6165

    (z)  If to the Shareholders, addressed to them as follows:

         c/o Mark Beall
         Bank of Oklahoma Building, Suite 825
         201 Robert S. Kerr
         Oklahoma City, Oklahoma 73102

    with a copy to:

         Triplett, Woolf & Garretson, L.L.P.
         151 N. Main
         Centre City Plaza, Suite 800
         Wichita, Kansas 67202-1409
         Attn: Thomas C. Triplett
         Telecopy No.: 316-265-6165

or to such other address or counsel as any party hereto shall specify pursuant to this Section 12.7 from time to time.

    12.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

    12.9 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

    12.10 Time. Time is of the essence with respect to this Agreement.

    12.11 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement; and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

    12.12 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

    12.13 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

    12.14 Public Statement. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law.

    12.15 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds by 12:00 Noon, New York time, on the date such payment is due to such account as the party receiving payment may designate at least three business days prior to the proposed date of payment.

    12.16 Receivables. If any monies or other assets are received by the Purchaser to which the Seller is entitled and that are not included in the Purchased Assets, the Purchaser shall hold such monies and assets in trust for the Seller and shall account for and pay the same to the Seller within 15 days after receipt. If any monies or other assets are received by the Seller to which the Purchaser is entitled and that are included in the Purchased Assets, the Seller shall hold such monies and assets received by the Seller in trust for the Purchaser and shall account for and pay the same to the Purchaser within 15 days after receipt.

    12.17 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of the Purchaser, Old ACG, the Seller and the Shareholders.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       PURCHASER:

                                       ADVANCED COMMUNICATIONS GROUP, INC.


                                       By:
                                          -------------------------------------
                                       Name:  Rod K. Cutsinger
                                       Title: Chairman and Chief Executive
                                              Officer


                                       ADVANCED COMMUNICATIONS CORP.


                                       By:
                                          -------------------------------------
                                       Name:  Rod K. Cutsinger
                                       Title: Chairman and Chief Executive
                                              Officer


                                       SELLER:

                                       SWITCHBOARD OF OKLAHOMA
                                       CITY, INC.


                                       By:
                                          -------------------------------------
                                       Name:  Mark Beall
                                       Title: President

                                       SHAREHOLDERS:


                                       ----------------------------------------
                                       Mark Beall


                                       ----------------------------------------
                                       Donald Hunter


                                       ----------------------------------------
                                       Charles Johnson


                                       ----------------------------------------
                                       James Hunter, as Attorney-in-Fact for
                                       Jamie Hunter, a Minor

                                    ANNEX I

                          DRAFT REGISTRATION STATEMENT



                             (separately provided)

                                    ANNEX II

                      ADVANCED COMMUNICATIONS GROUP, INC.

                           SECTION 351 EXCHANGE PLAN


         The Board of Directors of Advanced Communications Group, Inc., a Delaware corporation organized in September 1997 ("Company"), has adopted this
Section 351 Exchange Plan effective as of October 3, 1997 ("Exchange Plan") in order to comply with the requirements of Section 351 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder ("Code"), and for purposes of defining the rights of various persons who may make future transfers of voting capital stock and other consideration, including cash and other assets (the items transferred being collectively referred to herein as the "Assets") to the Company, all as more particularly set forth below:

         WHEREAS, the Company intends to acquire outstanding shares of capital stock of certain corporations and other assets and acquire the outstanding capital stock of ACG, Inc., a Delaware corporation, in a reverse triangular merger, all as part of an integrated transaction as more particularly described in the Company's Registration Statement in Form S-1 (draft of October 2, 1997) ("Draft Registration Statement") relating to its initial underwritten public offering ("IPO"), the foregoing acquisitions being hereinafter collectively referred to as the "Acquisitions"; and

         WHEREAS, the various transactions comprising the Acquisitions will occur substantially concurrently upon the consummation of the IPO;

         NOW THEREFORE, in order to obtain the Assets, the Company may elect to exchange, as a part of a single plan, shares of its voting capital stock and other consideration, including cash, warrants, options and promissory notes, for such Assets as shall be transferred to the Company by one or more of the following individuals and entities: (i) the existing shareholders of the predecessor to the Company in a reverse triangular merger; (ii) certain holders of capital stock of other corporations or other assets that shall be acquired by the Company pursuant to the Acquisitions; (iii) certain other persons or entities who may assist the Company in the Acquisitions or in the manufacture and or marketing of its products, (iv) purchasers of the Company's capital stock in the IPO; and (v) certain other financial investors; and

         FURTHERMORE, it is the expectation of the Company (without making any representation with respect thereto) that the parties contributing such Assets to the Company as part of the Acquisitions and the IPO will possess immediately after the completion of the Acquisitions, at least 80% of the total combined voting power of all classes of capital stock of the Company entitled to vote and at least 80% of the total number of shares of all other classes of capital stock of the Company; and

         FURTHERMORE, it is also the intention of the Company (without making any representation with respect thereto) that the foregoing transfers of Assets to the Company shall qualify as tax free within the provisions of Section 351 of the Code; provided, however, that the Company does not assume any liability or responsibility to any holder of capital stock of the Company or any other person or entity in the event Section 351 of the Code does not apply to such transfers of Assets; and

         FURTHERMORE, it is the expectation of the Company that the parties to the Acquisitions and the IPO will contribute Assets to the Company in the approximate amounts contemplated by the Draft Registration Statement in exchange for the voting capital stock, and other consideration, including cash, options, warrants and promissory notes of the Company, in the approximate amounts contemplated by the Draft Registration Statement.

         The shares of voting capital stock and other consideration, including cash, options, warrants and promissory notes of the Company, deliverable in the Acquisitions may be subject to adjustment in accordance with the various acquisition agreements between the Company and the contributing parties. This Exchange Plan shall not obligate any party to any Acquisition to consummate such Acquisition other than upon the terms of the definitive acquisition agreement executed by such party with respect to such Acquisition.

         By the execution of the acquisition agreement to which this Exchange Plan is attached as Annex II, each of the contributing parties thereto evidences such party's agreement with and adoption of this Exchange Plan.

                                      -2-